A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                                                                  March 8, 1999

To the Shareholders of Alexander & Baldwin, Inc.:

      The 1999 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on THURSDAY, APRIL 22, 1999 AT 10:00 A.M. You are invited to attend, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 1998, and our future plans and expectations.

      WHETHER OR NOT YOU NOW PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                    Sincerely,

                                    /s/ W. Allen Doane

                                    W. ALLEN DOANE
                                    President and Chief Executive Officer

                                      A&B
                           ALEXANDER & BALDWIN, INC.

                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


      Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 22, 1999, at 10:00 a.m., Honolulu time, for the following purposes:

      1. To elect twelve directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

      2.   To elect auditors for the ensuing year; and

      3. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on February 12, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                                    By Order of the Board of Directors

                                    /s/ Alyson J. Nakamura

                                    ALYSON J. NAKAMURA
                                    Secretary


March 8, 1999

                                      A&B
                           ALEXANDER & BALDWIN, INC.
                  P. O. BOX 3440 - HONOLULU, HAWAII 96801-3440


                                PROXY STATEMENT


GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 22, 1999 and at any adjournment or postponement thereof (the "Annual Meeting"). A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy, or by voting in person at the Annual Meeting.

      Only shareholders of record at the close of business on February 12, 1999 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 43,521,456 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors and election of auditors. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the election of auditors.

      Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firms of Morrow & Co., Inc., New York, New York, and Skinner & Co., San Francisco, California, to assist in the solicitation of proxies, at a combined cost of $11,000 plus reasonable out-of-pocket expenses.

      This proxy statement and the enclosed proxy are being mailed to shareholders on or about March 8, 1999.



ELECTION OF DIRECTORS

      Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

      NOMINEES. The nominees of the Board of Directors are the twelve persons named below, all of whom are currently members of the Board of Directors. If any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate.

      The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during at least the last five years, and the year each first was elected or appointed a director.

                    Principal occupation, information as to
                    other positions with A&B, and other                Director
      Name          directorships                                 Age   since
      ----          ---------------------------------------       ---  --------

Michael J. Chun     President, The Kamehameha Schools, Honolulu,   55    1990
                    Hawaii (educational institution) since June
                    1988; Vice President and Secretary, ParEn,
                    Inc., Honolulu, Hawaii (environmental
                    engineering services) from January 1985
                    until June 1988; Director of Bank of Hawaii.

John C. Couch       On medical leave of absence from A&B.          59    1985
                    Chairman of the Board (from 1995 until July
                    1998), Chief Executive Officer (from 1992
                    until July 1998) and President (from 1991 until July 1998) of A&B; Chairman of the Boards (from 1995 until July 1998) of A&B's subsidiaries, A&B-Hawaii, Inc. ("ABHI") and
                    Matson Navigation Company, Inc. ("Matson");
                    Chief Executive Officer (from 1989 until
                    1996) and President (from 1989 until 1995) of ABHI; previously held various executive officer positions with A&B and Matson;
                    Director of First Hawaiian Bank.

Leo E. Denlea, Jr.  Retired Chairman of the Board and Chief        67    1987
                    Executive Officer, Farmers Group, Inc., Los
                    Angeles, California (insurance)
                    (September 1986 - March 1997); President of
                    Farmers Group, Inc. from September 1986
                    until December 1995.

W. Allen Doane      President and Chief Executive Officer of A&B   51    1998
                    since October 1998; Vice Chairman of the
                    Board of Matson since December 1998;
                    Executive Vice President of A&B from August
                    1998 to October 1998; Chief Executive
                    Officer of ABHI since January 1997;
                    President of ABHI since April 1995; Chief
                    Operating Officer of ABHI from April 1991 to
                    December 1996; Executive Vice President of
                    ABHI from April 1991 to April 1995.

Walter A. Dods, Jr. Chairman of the Board and Chief Executive      57    1989
                    Officer of BancWest Corporation (formerly known as First Hawaiian, Inc.) and its subsidiary, First Hawaiian Bank, Honolulu,
                    Hawaii (banking) since September 1989;
                    Director of BancWest Corporation, First
                    Hawaiian Bank, and Bank of the West.

Charles G. King     President, King Auto Center, Lihue, Kauai,     53    1989
                    Hawaii (automobile dealership) since October
                    1995; Vice President, Kuhio Motors, Inc.,
                    Lihue, Kauai, Hawaii (automobile dealership) from December 1983 to October 1995.

Carson R. McKissick Managing Director, The Corporate Development   66    1971
                    Company, Los Angeles, California (financial advisory services) since July 1991; Trustee of Winship Properties.

C. Bradley          Executive Vice President of A&B since August   57    1991
Mulholland          1998; Chief Executive Officer of Matson
                    since April 1992; President of Matson since
                    May 1990; Chief Operating Officer of Matson from July 1989 until April 1992; prior to July 1989 held various executive officer positions with Matson.

Robert J. Pfeiffer  Chairman of the Boards of A&B, ABHI and        79    1978*
                    Matson since July 1998; President and Chief
                    Executive Officer of A&B from July 1998 to
                    October 1998; Chairman Emeritus of the
                    Boards of A&B, ABHI and Matson from April
                    1995 to July 1998; Chairman of the Boards of
						  A&B (from 1980 until 1995), ABHI (from 1989
                    until 1995) and Matson (from 1979 until
                    1995); previously held various executive
                    officer positions with A&B, ABHI and Matson,
                    including Chief Executive Officer of A&B
                    from January 1980 to April 1992.

                    *Served on the Board from 1978 to 1995.
                     Rejoined the Board in 1998.

Lynn M. Sedway      President and Chief Executive Officer,         57    1998
                    Sedway Group, San Francisco, California
                    (real estate consulting services) since
                    April 1978; Director of AMB Property
                    Corporation.

Maryanna G. Shaw    Private investor.                              60    1980

Charles M.          Managing Director, Trust Company of the        66    1972
Stockholm           West, San Francisco, California (investment
                    management services) since June 1986.

      The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the share-holder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

      BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD. The Board of Directors held eleven meetings during 1998. All directors were present for 75 percent or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve, with the exception of Mr. Couch, who has been on medical leave of absence from A&B since July 27, 1998. The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. A&B has no nominating or similar committee; the full Board of Directors performs that function.

      The current members of the Audit Committee, which held three meetings during 1998, are Mr. McKissick, Chairman, Ms. Sedway, Ms. Shaw, and Mr. Dods. The Audit Committee meets from time to time with A&B's independent auditors and has general responsibility for reviewing the accounting and auditing affairs of A&B.

      The current members of the Compensation and Stock Option Committee, which held nine meetings during 1998, are Mr. Stockholm, Chairman, and Messrs. Chun, Denlea, and Charles G. King. The Compensation and Stock Option Committee has general responsibility for management and other salaried employee compensation, including incentive compensation and stock option plans.

      COMPENSATION OF DIRECTORS. Until June 30, 1998, directors who were not employees of A&B (outside directors) received an annual cash retainer of $16,000 and an additional $3,000 if also serving as Chairman of a Board committee. Effective July 1, 1998, those amounts were increased to $18,000 and $3,500, respectively. Outside directors also received, until June 30, 1998, an attendance fee of $700 per Board meeting and, in addition, attendance fees of $700 and $600 per committee meeting if also serving as chairmen and members, respectively, of Board committees. Effective July 1, 1998, the attendance fee per Board meeting was increased to $800, and the attendance fees per committee meeting for chairmen and members were increased to $800 and $700, respectively. All directors of A&B served as directors of A&B's ABHI and Matson subsidiaries and, in such capacities, outside directors received attendance fees of $700 per ABHI or Matson Board meeting (increased to $800 effective July 1, 1998). Outside directors may defer up to 100 percent of their annual cash retainer and meeting fees until retirement or until such earlier date as they may select.
No directors have deferred such fees. In addition to the annual cash retainer and meeting fees, beginning 1999, each individual who served as an outside director during the previous year automatically will be granted, on or about January 15, an annual stock retainer of 150 shares of A&B common stock (prorated in the event the outside director did not serve on the Board for the entire year). Directors who are employees of A&B do not receive compensation for serving as directors.

      Under A&B's 1989 Non-Employee Director Stock Option Plan, which was approved by the shareholders at the 1989 Annual Meeting, and A&B's 1998 Non-Employee Director Stock Option Plan, which was approved by the shareholders at the 1998 Annual Meeting and which replaced the 1989 Non-Employee Director Stock Option Plan, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically is granted at each Annual Meeting of Shareholders to each individual who is, at such meeting, elected or re-elected as an outside director of A&B. The option price per share is the fair market value of A&B common stock on the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable six months after the grant date. At the 1998 Annual Meeting held on April 23, 1998, options to purchase 3,000 shares of A&B common stock, at an exercise price of $29.76875 per share, were granted to each of the outside directors under the 1989 Non-Employee Director Stock Option Plan.

      A&B maintains life insurance, personal excess liability insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its outside directors. In addition, the outside directors are reimbursed for their estimated income tax liability by reason of A&B's payments for the cost of life insurance, personal excess liability insurance, and medical and dental benefits. The life insurance program affords coverage of $50,000 for directors, as well as business travel accident coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. The personal excess liability insurance program affords coverage of $10 million for the outside directors. Under the retirement plan, a director who has five or more years of service will receive, in addition to certain post-retirement health care insurance benefits, a lump sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

      The following table lists the names and addresses of the only share-holders known by A&B to have owned beneficially more than five percent of A&B's common stock outstanding on February 12, 1999, the number of shares they bene-ficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.


Name and Address                      Amount of            Percent of
of Beneficial Owner              Beneficial Ownership         Class
-------------------              --------------------      ----------

Southeastern Asset                 4,196,900 (b)               9.6
   Management, Inc.
6410 Poplar Avenue
Suite 900
Memphis, Tennessee  38119

Capital Research and               2,575,000 (c)               5.9
   Management Company
333 South Hope Street
Los Angeles, California  90071

First Hawaiian Bank (a)            2,391,068 (d)               5.5
P. O. Box 3200
Honolulu, Hawaii  96847

The Harry and Jeanette             2,271,079 (e)               5.2
   Weinberg Foundation,
   Incorporated
7 Park Center Court
Owings Mills, Maryland  21117

Alexander C. Waterhouse            2,243,196 (f)               5.2
670 Queen Street #200
Honolulu, Hawaii  96813

____________________

(a) For additional information concerning relationships and transactions between A&B and First Hawaiian Bank, please see "Security Ownership of Directors and Executive Officers" and "Compensation Committee Interlocks and Insider Participation" below.

(b) As reported in Amendment No. 7 to Schedule 13G dated February 10, 1999 (the "Southeastern 13G") filed with the Securities and Exchange Commission. According to the Southeastern 13G, such shares are owned legally by investment advisory clients of Southeastern Asset Management, Inc. ("Southeastern"), and are held in discretionary accounts, with Southeastern having sole dispositive power over all such shares and sole voting power over 3,999,500 of such shares. In addition, according to the Southeastern 13G, (i) investment advisory clients of Southeastern own an aggregate of 2,594,500 shares (6.0% of A&B's outstanding common stock) in non-discretionary accounts over which Southeastern has no dispositive or voting power, and (ii) Longleaf Partners Fund ("Longleaf"), which is an investment company, owns 1,565,000 shares (3.6% of A&B's outstanding common stock) over which Longleaf has sole dispositive and voting power. Southeastern is Longleaf's investment counsel.

(c) As reported in Amendment No. 1 to Schedule 13G dated February 8, 1999 (the "Capital 13G") filed with the Securities and Exchange Commission. According to the Capital 13G, Capital Research and Management Company has sole dispositive power over all 2,575,000 shares and does not have voting power over any such shares.

(d) Shares are beneficially owned in a fiduciary capacity by the trust department of First Hawaiian Bank, as follows: shared voting and disposi-tive power - 1,926,452 shares, sole voting and dispositive power - 407,970 shares, sole voting and shared dispositive power - 36,300 shares, shared dispositive power only - 3,000 shares, and shared voting power only - 1,000 shares. First Hawaiian Bank's trust department holds 16,346 shares over which it has neither voting nor dispositive power.

(e) As reported in Schedule 13G dated February 17, 1998 (the "Foundation 13G") filed by The Harry and Jeanette Weinberg Foundation, Incorporated (the "Foundation") with the Securities and Exchange Commission. According to the Foundation 13G, the Foundation has sole dispositive and voting power over 2,164,530 shares and shared dispositive and voting power over 106,549 shares. A representative of the Foundation confirmed that the Foundation 13G is current as of February 12, 1999.

(f) Amount includes (i) 663,646 shares owned by Waterhouse Properties, Inc., of which Mr. Waterhouse is Vice Chairman of the Board and 56 percent shareholder, having sole voting and dispositive power, (ii) an aggregate of 1,523,802 shares owned by the Martha A. Waterhouse Trust Estate, and three trusts established under the Will of John T. Waterhouse, deceased, of which Mr. Waterhouse is a co-trustee, having shared voting and dispositive power with First Hawaiian Bank and other trustees, (iii) 5,300 shares owned by the John Carl Waterhouse Trust, of which Mr. Waterhouse is a co-trustee, having shared voting and dispositive power with First Hawaiian Bank, (iv) 7,758 shares owned by Mr. Waterhouse as a life tenant, having sole voting and no dispositive power, and (v) 42,690 shares owned by Mr. Waterhouse, having sole voting and dispositive power. The above figure does not include 8,240 shares owned by Mr. Waterhouse's wife.

CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

      SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the number of shares of A&B common stock beneficially owned as of February 12, 1999 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group (including one advisory director) and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.


Name or Number                       Amount of Beneficial     Percent of
   in Group                           Ownership (a)(b)(c)       Class
--------------                       --------------------     ----------

Michael J. Chun                             27,591                 --
John C. Couch                              697,147                1.6
Leo E. Denlea, Jr.                          31,750                 --
W. Allen Doane                             208,854                0.5
Walter A. Dods, Jr.                         28,310                 --
Charles G. King                             33,035                 --
Carson R. McKissick                         34,150                 --
C. Bradley Mulholland                      439,144                1.0
Robert J. Pfeiffer                         100,000                0.2
Lynn M. Sedway                                  75                 --
Maryanna G. Shaw                           889,380                2.0
Charles M. Stockholm                        33,150                 --
Miles B. King                              100,708                0.2
David G. Koncelik                          133,839                0.3
Michael J. Marks                           120,423                0.2
Glenn R. Rogers                            246,059                0.5
23 Directors, Nominees
    and Executive Officers
    as a Group (d)                       5,661,492               12.4
____________________

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows:
     Mr. McKissick - 600, and directors, nominees and executive officers as a group - 8,840. In addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Except as noted in footnote (d) below, amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: First Hawaiian Bank - 2,391,068 shares, Bank of Hawaii - 741,951 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. Charles G. King is a trustee - 400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows:
     Mr. Chun - 441 shares, Mr. Denlea - 1,600 shares, Mr. Charles G. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Mr. Mulholland - 37,678 shares, Ms. Shaw - 63,300 shares, Mr. Rogers - 1,109 shares, and directors, nominees and executive officers as a group - 1,637,377 shares, and (ii) sole voting power only, as follows: Mr.
     Couch - 1,904 shares, Mr. Mulholland - 2,293 shares, Mr. Marks - 2,544 shares, Mr. Rogers - 1,820 shares, and directors, nominees and executive officers as a group - 9,567 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 7, 1999 through the exercise of stock options, as follows: Mr. Couch - 491,076, Mr. Doane - 178,300, Mr. Mulholland - 354,500, Mr.
     Pfeiffer - 100,000, Mr. Miles B. King - 98,600, Mr. Koncelik - 127,200, Mr. Marks - 91,000, Mr. Rogers - 206,900, Ms. Shaw and Messrs. Denlea, Charles G. King, McKissick and Stockholm - 30,000 each, Messrs. Chun and Dods - 27,000 each, and directors, nominees and executive officers as a group - 2,122,002.

(d) Includes 2,243,196 shares beneficially owned by Alexander C. Waterhouse, an advisory director of A&B, of which 1,529,102 shares also are bene-ficially owned by First Hawaiian Bank in a fiduciary capacity. Mr. Water-house served as a director of A&B from 1974 to 1984. As an advisory director, Mr. Waterhouse is entitled to attend and participate in meetings of the Board and to receive director's compensation, but he has no vote.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. The Company believes that during fiscal 1998, all reports required to be filed under
Section 16(a) by its directors and executive officers were filed on a timely basis.

EXECUTIVE COMPENSATION

      SUMMARY OF CASH AND OTHER COMPENSATION. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by each person who served as A&B's Chief Executive Officer in 1998, and the four other most highly compensated executive officers. The table also sets forth the compensation paid by A&B to David G. Koncelik, who served as President and Chief Executive Officer of California and Hawaiian Sugar Company, Inc. ("C&H"), a wholly-owned subsidiary of ABHI, until December 24, 1998. As used in this proxy statement, "named executive officers" means all persons identified in the Summary Compensation Table.


                                                        SUMMARY COMPENSATION TABLE



                                                                                      Long-Term Compensation
                                                                                      ----------------------
                                              Annual Compensation                      Awards                Payouts
                                       -----------------------------------    --------------------------     -------
       (a)                     (b)       (c)           (d)          (e)          (f)            (g)            (h)         (i)
																						 Other
                                                                   Annual     Restricted     Securities                  All Other
                                                                   Compen-      Stock        Underlying        LTIP       Compen-
     Name and                                                      sation       Awards      Options/SARs      Payouts     sation
Principal Position             Year    Salary($)    Bonus($)(7)    ($)(10)      ($)(11)         (#)           ($)(12)     ($)(15)
------------------             ----    ---------    -----------    -------    ----------    ------------      -------    ---------

Robert J. Pfeiffer(1)          1998     261,538       (1)           38,695         (1)         100,000         (1)          (1)
Chairman of the Board          1997        -           -              -             -             -             -            -
of A&B                         1996        -           -              -             -             -             -            -

W. Allen Doane (2)             1998     351,618     278,750(9)          92       122,996        25,700        82,004(13)   17,581
President and Chief            1997     310,000     150,000(9)       1,241        74,994        28,100        50,006(13)   47,530
Executive Officer of A&B       1996     285,000      83,012(8)         804       148,460        24,500        16,028(13)   15,113

John C. Couch (3)              1998     684,000      84,040(8)       2,803       263,422        70,000        91,663(13)   34,200
                               1997     651,000     273,038(8)           0       220,462        73,500       265,000       59,428
                               1996     590,000     225,506(8)       6,234       328,016        60,000        41,828(13)   75,552

C. Bradley Mulholland (4)      1998     464,723      50,017(8)         565       131,220        36,100        37,513(13)   23,236
Executive Vice President of    1997     440,807      75,008(8)         475       175,466        30,400        98,026(13)   33,095
A&B, President and Chief       1996     416,000     195,000              0             0        37,000        57,500       50,804
Executive Officer of Matson

David G. Koncelik (5)          1998     293,853       (5)                0             0        32,400       160,000        (5)
                               1997     270,006     184,534(8)           0        30,716        35,600       212,500(14)   13,770
                               1996     235,600     207,024(8)           0        34,476        23,200        56,250(14)   12,519

Glenn R. Rogers (6)            1998     270,000      60,008(8)          91       153,703        27,700        42,539(13)   13,500
Executive Vice President,      1997     241,000      60,007(8)         601       164,988        27,900        50,006(13)   35,496
Chief Financial Officer        1996     218,000      77,034(8)           0       143,936        24,300        19,030(13)   34,800
and Treasurer of A&B

Miles B. King                  1998     234,000     118,750(9)         550             0        17,500        55,000       11,700
Vice President and Chief       1997     222,000     118,750(9)         528             0        19,300        65,000       66,342
Administrative Officer of A&B  1996     212,000     151,250(9)         643             0        16,800        29,000       66,332

Michael J. Marks               1998     218,000      35,020(8)         430        52,480        10,200        35,000       10,900
Vice President and             1997     208,000      35,004(8)         513        52,496        10,300        30,000       23,169
General Counsel of A&B         1996     200,000      41,036(8)         513        61,464         7,000        12,000       23,261
_______________________________


(1) Mr. Pfeiffer served as Chairman of the Board, President and Chief Executive Officer of A&B from July 27, 1998 (when Mr. Couch started an extended medical leave of absence) to October 22, 1998. In accordance with applicable requirements, this table includes information with respect to Mr. Pfeiffer's compensation during 1998 after he voluntarily relinquished the positions of President and Chief Executive Officer.
     Mr. Pfeiffer does not participate in A&B's One-Year Performance Improve-ment Incentive Plan ("One-Year Plan"), Three-Year Performance Improvement Incentive Plan ("Three-Year Plan"), Profit Sharing Retirement Plan, or Excess Benefits Plan and, accordingly, did not receive any amounts under those plans.

(2) Mr. Doane was appointed President and Chief Executive Officer of A&B effective October 22, 1998. He had been Executive Vice President of A&B since August 27, 1998, and continues to be President (since April
     1995) and Chief Executive Officer (since January 1997) of ABHI.

(3) Mr. Couch served as Chairman of the Board, President and Chief Executive Officer of A&B until July 27, 1998, when he started an extended medical leave of absence. In accordance with applicable requirements, the table includes information with respect to Mr. Couch's compensation for all of 1998.

(4) Mr. Mulholland, President and Chief Executive Officer of Matson, was appointed to the additional position of Executive Vice President of A&B effective August 27, 1998.

(5) In connection with the recapitalization and partial sale of C&H, Mr. Koncelik ceased to be President and Chief Executive Officer of C&H effective December 24, 1998, and became President and Chief Executive Officer of C&H Sugar Company, Inc., of which A&B owns approximately 40% of the equity interests. Although Mr. Koncelik was not an executive officer at the end of 1998, in accordance with applicable requirements, this table includes information with respect to his compensation. Under the terms of the recapitalization and partial sale of C&H, Mr. Koncelik did not receive any amounts under the One-Year Plan or the A&B Profit Sharing Retirement Plan.

(6) Mr. Rogers was appointed Executive Vice President effective July 1997. He had been Vice President, and continues to be Chief Financial Officer and Treasurer, since April 1993.

(7) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under the One-Year Plan.

(8) Represents the portion of the named executive officer's award under the One-Year Plan payable in cash. The named executive officer elected to receive the balance of the One-Year Plan award in restricted stock, the value of which is included in column (f).

(9) Includes (i) the portion of the named executive officer's award under the One-Year Plan which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and
     (ii) additional common stock-equivalent units awarded, in the discretion of the Committee, in an amount equal to 50% of the common stock-equivalent units into which the deferred One-Year Plan award was converted.

(10) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance. It also includes, in the case of Mr. Pfeiffer, certain benefits pursuant to the Second Amended and Restated Employment Agreement between A&B and
     Mr. Pfeiffer dated as of October 25, 1990, and an employment agreement between A&B and Mr. Pfeiffer dated as of July 27, 1998, including certain personal tax financial planning benefits in the amount of $24,168.

(11) Represents (i) the dollar amount of One-Year Plan awards, for the fiscal year identified in column (b), elected to be received in stock, (ii) the dollar amount of Three-Year Plan awards, for the three-year plan cycle ending with and including the fiscal year identified in column (b), elected to be received in stock, and (iii) additional stock awarded, in the discretion of the Committee, in an amount equal to 50% of the dollar amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. As of December 31, 1998, the number and value (based upon a $23.25 per share closing price of A&B's common stock on such date) of shares of restricted stock held by the named executive officers are as follows: Mr. Doane - 12,257 shares ($284,975); Mr. Couch - 27,518 shares ($639,794); Mr. Mulholland - 12,011 shares ($279,256); Mr. Rogers - 15,791 shares ($367,141); and Mr. Marks - 5,278
     ($122,714). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally.

(12) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(13) Represents the portion of the named executive officer's award under the Three-Year Plan payable in cash. The named executive officer elected to receive the balance of the Three-Year Plan award in restricted stock, the value of which is included in column (f).

(14) Represents (i) the entire amount of the named executive officer's award under the Three-Year Plan, including the portion of such amount which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and (ii) additional common stock-equivalent units awarded, in the discretion of the Committee, in an amount equal to 50% of the common stock-equivalent units into which the deferred Three-Year Plan award was converted.

(15) "All Other Compensation" for 1998 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan (Mr. Doane - $8,000,
     Mr. Couch - $8,000, Mr. Mulholland - $8,000, Mr. Rogers - $8,000,
     Mr. Miles B. King - $8,000, and Mr. Marks - $8,000); and (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Doane - $9,581, Mr. Couch - $26,200, Mr. Mulholland - $15,236, Mr. Rogers - $5,500, Mr. Miles B.
     King - $3,700, and Mr. Marks - $2,900). Amounts with respect to the A&B Executive Survivor/Retirement Benefit Plan, reported in this column in respect of 1996 and 1997, are now described under "Retirement Plans" below.

      OPTION GRANTS. The following table contains information concerning the grant of stock options under A&B's 1998 Stock Option/Stock Incentive Plan and 1989 Stock Option/Stock Incentive Plan during 1998 to the named executive officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------


                         Number of     Percent of Total
                         Securities      Options/SARs     Exercise
                         Underlying       Granted to      or Base                        Grant Date
                        Options/SARs      Employees        Price                        Present Value
   Name                  Granted (#)    in Fiscal Year    ($/share)   Expiration Date      ($)(c)
   ----                 ------------   ----------------   ---------   ---------------   -------------


Robert J. Pfeiffer     100,000(a)           17.1%          22.750     August 25,  2008      446,830

W. Allen Doane          25,700(b)            4.4%          27.875     January 20, 2008     140,705

John C. Couch           70,000(b)           12.0%          27.875     January 20, 2008     383,243

C. Bradley Mulholland   36,100(b)            6.2%          27.875     January 20, 2008     197,644

David G. Koncelik       32,400(b)            5.5%          27.875     January 20, 2008     177,387

Glenn R. Rogers         27,700(b)            4.7%          27.875     January 20, 2008     151,655

Miles B. King           17,500(b)            3.0%          27.875     January 20, 2008      95,811

Michael J. Marks        10,200(b)            1.7%          27.875     January 20, 2008      55,844

_________________________

(a) Options granted on August 26, 1998 under the 1998 Stock Option/Stock Incentive Plan ("1998 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options became exercisable January 27, 1999. No stock appreciation rights were granted with these options. Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other condi-tions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1998 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant.

(b) Options granted on January 21, 1998 under the 1989 Stock Option/Stock Incentive Plan ("1989 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options became exercisable one year after the date of grant. No stock appreciation rights were granted with these options.
     Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exer-cisability of options under the 1989 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant, and options may be surrendered for a cash distribution per share equal to the difference between the fair market value of the option share (or, if greater, the change in control consideration paid per share) and the exercise price.

(c) Based on the Black-Scholes option pricing model, the assumptions used included: (i) stock volatility of 25.05%, (ii) the expected exercise of options in 5.75 years, (iii) a risk-free rate of return of 4.5%,
     (iv) a discount of 0.3% for the forfeiture resulting from an executive officer's termination of employment prior to exercise, and (v) a long-term dividend yield of 4%. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

      OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS. The following table provides information, with respect to the named executive officers, concerning
(i) the exercise of stock options and stock appreciation rights during the 1998 fiscal year and the value realized in connection with such exercise, and
(ii) the number and value of unexercised options held as of December 31, 1998.



              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         Number of Securities           Value of Unexercised
                                                        Underlying Unexercised              In-the-Money
                                                           Options/SARs At                  Options/SARs
                                                              FY-End (#)                  At FY-End ($)(b)
                    Shares                              ----------------------          --------------------
                    Acquired           Value
   Name          on Exercise (#)    Realized ($)     Exercisable    Unexercisable   Exercisable    Unexercisable
   ----          ---------------    ------------     -----------    -------------   -----------    -------------

Robert J. Pfeiffer        0                0                 0         100,000              0          50,000

W. Allen Doane            0                0           152,600          25,700         45,000               0

John C. Couch         1,483           31,580(a)        394,500          70,000              0               0

C. Bradley                0                0           338,400          36,100         67,500               0
Mulholland

David G.                  0                0            94,800          32,400         36,000               0
Koncelik

Glenn R. Rogers           0                0           196,200          27,700         45,000               0

Miles B. King             0                0            81,100          17,500         30,000               0

Michael J. Marks          0                0            88,800          10,200         12,750               0
_______________________

(a)  Based on the highest sales price of A&B common stock on date of exercise minus the exercise price.

(b)  Based on the highest sales price of A&B common stock on December 31, 1998 ($23.25 per share), minus the exercise price.


      LONG-TERM INCENTIVE PLANS. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 1998 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 1999 and ending 2001. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation and Stock Option Committee ("Committee"), with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle. Goals are established for A&B as a whole, for each major operating unit, and for some individual participants. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels and return on adjusted net assets for A&B set by the Committee in advance of each plan cycle, and if such minimum levels are not reached, the aggregate awards to participants are reduced proportionately. The Committee retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the major operating unit, or the individual. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. Alternatively, participants may defer all or a portion of such awards. Cash amounts earned under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year for which those amounts are earned, under column (h). Messrs. Pfeiffer, Couch and Koncelik are not eligible for, and will not receive, awards under the Three-Year Plan for the performance period beginning 1999 and ending 2001.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                              Estimated Future Payouts Under
                       Performance or         Non-Stock Price-Based Plans (2)
                       Other Period       ---------------------------------------
                      Until Maturation
    Name                or Payout (1)     Threshold($)   Target($)    Maximum ($)
    ----              ----------------    ------------   ---------    -----------
W. Allen Doane        December 31, 2001     175,000       350,000       700,000


C. Bradley            December 31, 2001     116,500       233,000       466,000
Mulholland

Glenn R. Rogers       December 31, 2001      66,000       132,000       264,000


Miles B. King         December 31, 2001      43,000        86,000       172,000


Michael J. Marks      December 31, 2001      24,000        48,000        96,000

___________________

(1)  Performance period beginning January 1, 1999 and ending December 31, 2001.

(2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards in restricted shares of A&B common stock, the Committee may, in its sole discretion, award additional shares of A&B common stock under the A&B Restricted Stock Bonus Plan valued at up to 50 percent of the amount of the awards elected to be taken in stock. Also, if the executive officers elect to defer all or a portion of their awards under the A&B Deferred Compensation Plan and to convert the deferred amount into common stock-equivalent units, the Committee may, in its sole discretion, award additional common stock-equivalent units of up to 50 percent of the number of such units into which the deferred award is initially converted.

      RETIREMENT PLANS. The A&B Retirement Plan for Salaried Employees ("Retirement Plan"), a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.

                               PENSION PLAN TABLE

Remuneration                            Years of Service
------------                            ----------------
                 15            20            25            30          35
                 --            --            --            --          --
$ 200,000     $ 53,516       $71,355       $89,194      $98,113     $107,033
  300,000       81,266       108,355       135,444      148,988      162,533
  400,000      109,016       145,355       181,694      199,863      218,033
  500,000      136,766       182,355       227,944      250,738      273,533
  600,000      164,516       219,355       274,194      301,613      329,033
  700,000      192,266       256,355       320,444      352,488      384,533
  800,000      220,016       293,355       366,694      403,363      440,033
  900,000      247,766       330,355       412,944      454,238      495,533
1,000,000      275,516       367,355       459,194      505,113      551,033
1,100,000      303,266       404,355       505,444      555,988      606,533
1,200,000      331,016       441,355       551,694      606,863      662,033
1,300,000      358,766       478,355       597,944      657,738      717,533

      Retirement benefits are based on participants' average monthly compensa-tion in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets. Credited years of service as of March 1, 1999 for the persons named in the "Summary Compensation Table" above are: Mr. Doane - 7.9, Mr. Couch - 22.5, Mr. Mulholland - 33.6, Mr. Rogers - 23.6, Mr. Miles B. King - 6.4, and Mr. Marks - 23.8. Mr. Pfeiffer currently does not participate in the Retirement Plan, although he receives benefits under the plan based upon his prior service. The obligation to pay retirement benefits to Mr. Koncelik was transferred to C&H Sugar Company, Inc. effective December 24, 1998.

      In addition, the persons named in the "Summary Compensation Table" above, with the exception of Messrs. Pfeiffer and Koncelik, participate in the A&B Executive Survivor/Retirement Benefit Plan ("Executive Survivor Plan"). The Executive Survivor Plan provides for a pre-retirement death benefit equal to 50 percent of final base compensation for 10 years and, at such person's election upon retirement, either (i) a continuation of such death benefit or (ii) an additional retirement income benefit equal to 26 percent of final base compensation for 10 years.

     SEVERANCE AGREEMENTS. A&B has entered into severance agreements (the "Severance Agreements") with Messrs. Doane, Couch, Mulholland, Koncelik, Rogers, Miles B. King, and Marks in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with five other employees, including one other executive officer. Each Severance Agreement has an initial two-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code if the executive's employment is terminated without cause or for good reason following a change in control of A&B.

      Effective July 27, 1998, A&B entered into an employment agreement with Mr. Pfeiffer, which provided that Mr. Pfeiffer would serve as Chairman of the Board, President and Chief Executive Officer of A&B until the thirtieth day after either party gave notice of termination. The agreement also provided that during such period, Mr. Pfeiffer would serve as Chairman of the Boards of Matson and ABHI, as well as Chairman of the Boards of California and Hawaiian Sugar Company, Inc., which was then a wholly-owned subsidiary of ABHI, and of A&B Properties, Inc. Effective October 22, 1998, the agreement was amended to reflect that, in connection with the Board's appointment of Mr. Doane as successor Chief Executive Officer of A&B, Mr. Pfeiffer voluntarily relinquished the positions of President and Chief Executive Officer of A&B and Chairman of the Board of A&B Properties, Inc. Under the agreement, Mr. Pfeiffer's annual base salary is $600,000. If the agreement is terminated by A&B without "cause" (as defined in the agreement), or by reason of Mr. Pfeiffer's death, Mr. Pfeiffer will receive his full salary through the date of termination at the rate then in effect, plus (i) a lump-sum payment equal to six months' base salary and (ii) all compensation and benefits payable to him under the terms of any compensation or benefit plan, program or arrangement maintained by A&B, to the extent then unpaid.

     Under the terms of the employment agreement, Mr. Pfeiffer received a stock option on August 26, 1998 to acquire 100,000 shares of A&B common stock and he is eligible to receive discretionary bonuses as determined by the Compensation and Stock Option Committee, in its sole discretion. Mr. Pfeiffer's employment agreement also provides that the Second Amended and Restated Employment Agreement between A&B and Mr. Pfeiffer, dated as of October 25, 1990, pursuant to which Mr. Pfeiffer is entitled to receive certain benefits, will remain in full force and effect.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Stock Option Committee ("Committee") of the Board of Directors directs the management of A&B's executive compensation program. The Committee is composed entirely of independent, non-employee Board members, and is assisted by an international management consulting firm that advises the Committee on compensation matters.

COMPENSATION PHILOSOPHY

      The Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B share-holders and on the executive officers' individual performances. For 1998, approximately 56% of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

      Consistent with this compensation philosophy, and to enhance the linkage between the financial interests of executive officers and those of A&B shareholders, the Board of Directors, in June 1994, approved stock ownership guidelines that recommend specified minimum levels of ownership of A&B stock to be met by executive officers within a period of five years. These recommended minimum levels range from ownership of A&B stock with a value of one times base salary to, in the case of the Chief Executive Officer, ownership of A&B stock with a value of five times base salary.

      An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. Achievement of above-average compensation is tied to corporate and individual results and the performance of A&B stock, so there is no assurance that this level of compensation will be achieved.

      Comparative data is provided by the Committee's independent compensation consultant and is based on national compensation survey data from approximately 405 industrial companies, controlled for size and complexity. This survey data includes none of the three companies (other than A&B) included in the Dow Jones Marine Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones Marine Transportation Index.

      Consistent with the foregoing compensation objectives, the Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee nevertheless will consider the deductibility of executive compensa-tion as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

      In accordance with the Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), and
(iii) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") and the 1998 Stock Option/Stock Incentive Plan ("1998 Plan"). Stock options first were granted under the 1998 Plan, which replaced the 1989 Stock Option/Stock Incentive Plan, on August 26, 1998.

BASE SALARY

      Adjustments to base salary, if any, are considered annually by the Committee. The Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Committee considers the executive officer's performance in the past year, the previously-described survey data provided by its independent compensation consultant pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the diversified group of companies selected by its independent compensation consultant, but does not consider any specific corporate performance factor. For 1998, the base salaries of the Chief Executive Officer and executive officers as a group were set to approximate a range between the 25th and 75th percentile of salaries in such diversified group.

ANNUAL INCENTIVES

      The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 10%-60% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1998 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). The relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. At the beginning of each one-year plan cycle, the goals for these corporate performance factors, as well as the goals for the specific business units for which the executive officers are responsible and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals. Aggregate awards under the One-Year Plan are limited by whether A&B meets certain levels of corporate performance set by the Committee in advance of each plan cycle. The Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

LONG-TERM INCENTIVES

      The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and individual performance over a three-year performance cycle. Corporate performance counts toward 20%-100% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1996-1998 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, revenue, cost reduction, gross margin, and cost of crops.

      Stock option grants under the 1998 Stock Option/Stock Incentive Plan are considered annually by the Committee. Stock option grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options are granted in the discretion of the Committee. In determining the size of a stock option award to an executive officer, the Committee considers the role of the executive officer and corporate performance and individual performance in the past year, without assigning specific weight to any particular factor. In determining the size of stock option awards, the Committee does not consider amounts of stock options outstanding, but does consider the size of previously-granted stock options and the aggregate size of current awards.

CHIEF EXECUTIVE OFFICER COMPENSATION

      In 1998, the Committee approved a base salary increase for Mr. Couch, who was Chief Executive Officer until July 27, 1998, based on his performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the diversified group of companies selected by the Committee's independent compensation consultant. In this regard, the Committee's objective was to maintain a competitive base salary, which was set to correspond to a level between the average and the 75th percentile of base salaries in the selected diversified group of companies. Mr. Couch's award under the Three-Year Plan for the 1996-1998 performance cycle was below target, reflecting below-target corporate profit before income tax and below-target return on adjusted net assets. Mr. Couch's award under the One-Year Plan for 1998 was below target, reflecting below-target corporate profit before income tax and below-target return on adjusted net assets. Mr. Couch also received a stock option grant totaling 70,000 shares in 1998. That grant was based on an overall review of corporate performance in 1997, without focus on any specific corporate performance measure, and an assessment of Mr. Couch's past and expected contributions.

      When Mr. Couch started his extended medical leave of absence, Mr. Pfeiffer, at the request of the Board of Directors, agreed to resume his role as CEO, a position he ably fulfilled for 12 years prior to his retirement in 1992. Mr. Pfeiffer agreed, among other things, to advise the Board of Directors in selecting a new CEO, and to assist that individual on an interim basis. Compensation for Mr. Pfeiffer, who served as CEO from July 27, 1998 until October 22, 1998, and who continues to serve as Chairman of the Board, was determined by the Committee after taking into account recommendations by its independent compensation consultant. The Committee decided on a performance-oriented compensation package, consisting of a below-market salary, a discretionary incentive, and a stock option grant of 100,000 shares in 1998. Further, under the terms of A&B's employment agreement with Mr. Pfeiffer, he does not participate in the One-Year Plan or Three-Year Plan.

      Mr. Doane's base salary as CEO was determined by the Committee after taking into account recommendations by its independent compensation consultant. In determining Mr. Doane's salary, the Committee recognized the key leadership role Mr. Doane assumed as CEO and, in connection with his promotion, provided a substantial salary increase over his prior salary as CEO of A&B-Hawaii, Inc. ("ABHI"). Nonetheless, Mr. Doane's salary as CEO of A&B is below market.
Mr. Doane's awards under the Three-Year Plan for the 1996-1998 performance cycle, and under the One-Year Plan for 1998, were above-target, reflecting primarily above-target ABHI profit before income tax and above-target ABHI return on adjusted net assets. In 1998, Mr. Doane received a stock option grant totaling 25,700 shares. This grant was made to him in connection with his role in 1997 as CEO of ABHI. It was based on the A&B stock option grant target award guidelines adjusted by corporate performance and individual performance, as determined by the Committee.

      The foregoing report is submitted by Mr. Charles M. Stockholm (Chairman), and Messrs. Michael J. Chun, Leo E. Denlea, Jr., and Charles G. King.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation and Stock Option Committee are Mr. Stockholm, Chairman, and Messrs. Chun, Denlea, and Charles G. King. From April 20, 1995 to November 1, 1998, Mr. Couch, who, until July 27, 1998, was Chairman of the Board, President and Chief Executive Officer of A&B, served as a member of the Executive Compensation Committee of First Hawaiian, Inc. (now known as BancWest Corporation) During this time, Mr. Dods, a director of A&B, was Chairman of the Board and Chief Executive Officer of First Hawaiian, Inc., and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank.

      First Hawaiian Bank (i) has a 32 percent participation in and is agent for a $140,000,000 revolving credit and term loan agreement with A&B and ABHI, under which $35,000,000 was outstanding at February 12, 1999, (ii) has a revolving credit agreement with A&B under which the amount outstanding ($7,500,000 at February 12, 1999), when combined with First Hawaiian Bank's share of amounts drawn under the previously-described $140,000,000 revolving credit and term loan agreement, may not exceed $45,000,000, (iii) had, until Matson's purchase of the S.S. Lurline on August 23, 1998, 16.34 percent and
16.08 percent beneficial interests in trusts that held 20 percent equity investments in the original hull and midbody improvements, respectively, of the S.S. Lurline, a vessel chartered to Matson, which interests were received in consideration of an aggregate equity investment participation commitment of $2,040,500, (iv) has a $25,000,000 revolving credit facility with Matson to support the issuance of commercial paper, under which no amount was outstanding at February 12, 1999, (v) has issued letters of credit totaling $12,951,000 on behalf of Matson for insurance security purposes, (vi) has issued letters of credit totaling $2,019,845 on behalf of A&B Properties, Inc. to secure obligations to governmental agencies in connection with real estate develop-ments, (vii) had a 47 percent participation in an $85,000,000 revolving credit facility with California and Hawaiian Sugar Company, Inc. ("C&H"), which participation terminated in January 1999, and (viii) has issued a $10,432,000 letter of credit on behalf of C&H for insurance security purposes.


SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones Marine Transportation Index. The Dow Jones Marine Transportation Index is a published index consisting of four companies, including A&B. For illus-trative purposes, the Company again has chosen to display the Dow Jones Real Estate Investment Index in the comparison.

*$100 INVESTED ON DECEMBER 31, 1993 IN ALEXANDER & BALDWIN, INC. COMMON STOCK,
 THE S&P 500 STOCK INDEX, THE DJ MARINE TRANSPORTATION INDEX AND THE DJ REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.

                               1993    1994    1995    1996    1997    1998
                               ----    ----    ----    ----    ----    ----

  Alexander & Baldwin, Inc.     100      86      93     104     118     104
  S&P Composite - 500           100     101     139     171     229     294
  DJ Marine Transportation      100      92     105     128     154      95
  DJ Real Estate Investment     100      95     118     158     187     145

ELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has nominated Deloitte & Touche LLP for election as auditors of A&B for the ensuing year. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

OTHER BUSINESS

      The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 1999

      Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2000 must be received at the headquarters of A&B on or before November 9, 1999 in order to be considered for inclusion in the year 2000 proxy statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than January 23, 2000. A&B's Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 23, 2000 and not earlier than December 24, 1999.

                                    By Order of the Board of Directors

                                    /s/ Alyson J. Nakamura

                                    ALYSON J. NAKAMURA
                                    Secretary


March 8, 1999

PROXY CARD

                                      A&B
                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 22, 1999
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints W. A. Doane, W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 22, l999, and at any adjournments thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.
                                         ---

Please mark your votes as indicated in this example  / X /

1. ELECTION OF DIRECTORS (Check one box only):     M. J. Chun, J. C. Couch,
                                                   L. E. Denlea, Jr., W. A.
           FOR               WITHOUT AUTHORITY     Doane, W. A. Dods, Jr.,
       all nominees      to vote for all nominees  C. G. King, C. R.
   listed to the right     listed to the right     McKissick, C. B. Mulholland,
           __                     __               R. J. Pfeiffer, L. M.
          |__|                   |__|              Sedway, M. G. Shaw, C. M.
                                                   Stockholm.

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "FOR ALL NOMINEES" BOX TO THE LEFT AND WRITE THE NAME OF THE NOMINEE FOR WHOM YOU WISH TO WITHHOLD AUTHORITY IN THE SPACE PROVIDED BELOW.)


_______________________________________________________________________________

2. PROPOSAL TO ELECT DELOITTE & TOUCHE LLP
   AS THE AUDITORS OF THE CORPORATION:

          FOR      AGAINST     ABSTAIN
           __         __          __
          |__|       |__|        |__|


3. In their discretion on such other matters as properly may come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

DATED:                                      , 1999
      --------------------------------------
PLEASE SIGN EXACTLY AS NAME(S) APPEARS AT LEFT:


____________________________________________
                 Signature


____________________________________________
                 Signature


IMPORTANT: WHEN STOCK IS IN TWO OR MORE NAMES, ALL MUST SIGN. WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
ENVELOPE.